Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of March 5, 2025, among Berry Global, Inc., a Delaware corporation (the “Issuer”), and U.S. Bank Trust Company, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”) under the indenture referred to below.

W I T N E S S E T H :

WHEREAS, the Issuer, the Parent Guarantor and the existing Subsidiary Guarantors have heretofore executed and delivered to the Trustee an indenture executed by and between the Issuer, the guarantors party thereto, the Trustee and the Collateral Agent, dated as of June 14, 2021 (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), providing initially for the issuance of $400,000,000 in aggregate principal amount of the Issuer’s 1.65% First Priority Senior Secured Notes due 2027 (the “Securities”);

WHEREAS, Amcor plc, a public limited company incorporated under the laws of the Bailiwick of Jersey (“Amcor”), Aurora Spirit, Inc., a wholly-owned subsidiary of Amcor (“Merger Sub”), and the Parent Guarantor entered into an Agreement and Plan of Merger, dated as of November 19, 2024, pursuant to which Merger Sub will merge with and into the Parent Guarantor, with the Parent Guarantor surviving as a wholly-owned subsidiary of Amcor (the “Merger”);

WHEREAS, in connection with the Merger, Amcor has solicited consents (“Consents”) from all Holders of the Securities, pursuant to that certain consent solicitation statement, dated as of February 26, 2025 (the “Consent Solicitation Statement”), with respect to the amendment of certain provisions of the Indenture as set forth in Section 2 of this Supplemental Indenture (collectively, the “Proposed Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer and the Trustee may amend certain provisions of the Indenture with the written consent of the Holders of at least a majority, or, in certain circumstances, two-thirds in aggregate principal amount of the Securities then outstanding (the “Requisite Consents”);

WHEREAS, the Issuer has heretofore delivered, has caused to be delivered or is delivering contemporaneously herewith, to the Trustee (i) evidence of the Requisite Consents and (ii) an Officer’s Certificate and Opinion of Counsel in connection with the execution of this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.             Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.             Amendments to the Indenture. The Indenture is hereby amended by:

a.             adding the following new definitions to Section 1.01 in appropriate alphabetical order:

“Amcor” means Amcor plc, a public limited company incorporated under the Laws of the Bailiwick of Jersey.

“Amcor Parent Guarantee Condition” means the entry into a supplemental indenture by and among the Issuer, Amcor, the Trustee and the Collateral Agent pursuant to which Amcor agrees to irrevocably and unconditionally guarantee (such guarantee, the “Amcor Parent Guarantee”) on a senior basis, as a primary obligor and not merely as a surety, to each Holder of the Notes, the Trustee, the Collateral Agent and their respective successors and assigns (i) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Issuer under this Indenture (including obligations to the Trustee and the Collateral Agent) and the Notes, whether for payment of principal of, premium, if any, or interest on the Notes and all other monetary obligations of the Issuer under this Indenture and the Notes and (ii) the full and punctual performance within applicable grace periods of all other obligations of the Issuer whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes.

b.	adding the following new sub-clause (5) to Section 11.04(a):

(5)         upon the fulfilment of the Amcor Parent Guarantee Condition, the release of all property and assets of the Issuer included in the Collateral from the Liens securing the Securities;

c.	adding the following new sub-clause (j) to Section 14.01:

(j)          Notwithstanding anything in this Indenture to the contrary, the Parent Guarantee shall automatically terminate and be of no further force or effect and the Parent Guarantor shall be deemed to be released from all obligations under this Section 14.01 upon the fulfilment of the Amcor Parent Guarantee Condition, without any further action on the part of the Issuer. Upon the termination of the Parent Guarantee pursuant to this Section 14.01(j), the Issuer shall notify the Trustee; provided that the failure to give such notice or any defect therein shall not impair or affect the validity of the termination of the Parent Guarantee pursuant to this Section 14.01(j). Notwithstanding anything in this Indenture to the contrary, no Officers’ Certificate or Opinion of Counsel shall be required in connection with the termination of the Parent Guarantee pursuant to this Section 14.01(j).

3.             Ratification of Indenture; Supplemental Indentures Part of Indenture; Effectiveness. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby; provided, however, that the Proposed Amendments shall not become operative until the Trustee receives written confirmation (email being sufficient) from legal counsel to the Issuer that the Settlement Date (as set forth in the Consent Solicitation Statement) has occurred.

4.            Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

5.             Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Issuer by action or otherwise, (iii) the due execution hereof by the Issuer or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

6.             Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7.             Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

BERRY GLOBAL, INC., as Issuer

By:	/s/ Jason Greene
Name:	Jason Greene
Title:	Executive Vice President and Chief Legal Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee and Collateral Agent

By:	/s/ James W. Hall
Name:	James W. Hall
Title:	Vice President

[Signature Page to Supplemental Indenture – 2027 USD Notes]